Exhibit 2.1

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS SECOND AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of April 6, 2026, by and among FG MERGER II CORP., a Nevada corporation (“Acquiror”), FG MERGER SUB II INC., a Nevada corporation (“Merger Sub”), and BOXABL INC., a Nevada corporation (the “Company”). Acquiror, Merger Sub and the Company are sometimes referred to collectively in this Amendment as the “Parties.”

RECITALS

A.            The Parties entered into that certain Agreement and Plan of Merger, dated as of August 4, 2025, as amended by that certain First Amendment to the Agreement and Plan of Merger, dated as of November 3, 2025 (as amended, the “Agreement”).

B.             The Parties desire to modify the terms of the Agreement as more specifically provided herein, all upon and subject to the terms and conditions of this Amendment.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1.              Capitalized Terms. All initially capitalized, undefined terms herein will have the meaning given such terms in the Agreement.

2.              Amendments. The Agreement shall be amended as follows:

(a)	The date set forth in the first sentence of Section 10.1(e) is hereby deleted and replaced with “July 31, 2026”.

(b)	A new Section 8.9 is hereby added to the Agreement:

“Prior to the earlier of the Closing or May 6, 2026, the Company and the Acquiror shall jointly enter into agreements, subject to any consent needed from ThinkEquity LLC, or amendments to existing agreements, providing for the release of any lock-up provisions applicable to the Acquiror Securities owned by the Sponsor Parties, Paolo Tiramani, Galiano Tiramani, or any of their respective Affiliates, such that such lock-up provisions shall automatically expire if the Acquiror Common Stock trades at or above $20.00 at any time, including during intraday trading. For the avoidance of doubt, any Acquiror Securities held by the Sponsor Parties that are only subject to a 30-day lockup post-Closing will not remain in lock-up past such 30 days due to the preceding sentence.”

(c)	The first sentence of Section 5.11(a) is hereby deleted in its entirety and replaced with the following:

“(a) As of the date of this Agreement, (I) the authorized share capital of Acquiror is (A) 100,000,000 shares of Acquiror Common Stock, 10,295,800 of which are issued and outstanding as of the date of this Agreement, (B) 1,000,000 shares of Acquiror Preferred Stock, none of which are issued and outstanding as of the date of this Agreement, and (C) 1,000,000 private placement warrants (as described in the Prospectus (as defined below)), each exercisable for one share of Acquiror Common Stock at an exercise price of $15 per share, and (II) 8,295,800 rights (for the issuance of 829,580 shares of Acquiror Common Stock) are issued and outstanding, each right entitling the holder thereof to receive one-tenth (1/10) of a share of Acquirer Common Stock upon the consummation of an initial business combination, as described in more detail in the Prospectus (the securities in clauses I and II, collectively, the “Acquiror Securities”).”

(d)	A new Section 10.1(i) is hereby added to the Agreement:

“(i) by written notice of the Company or Acquiror if either party has made a written request of the other party pursuant to this Agreement and five Business Days have passed, and the requesting party has not received a response.

3.              Governing Law. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of Nevada without reference to conflict of laws principles.

4.              Binding Effect. This Amendment is binding upon and shall inure to the benefit of the Parties and their respective heirs, successors and permitted assigns, subject however to all terms and conditions contained in the Agreement.

5.              Execution; Counterparts. This Amendment may be executed in any number of counterparts, including electronic counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

[NO FURTHER TEXT ON THIS PAGE; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the day and year first set forth above.

ACQUIROR:

FG MERGER II CORP.

By:	/s/ Larry Swets
Name:	Larry Swets
Title:	Chief Executive Officer

MERGER SUB:

FG MERGER SUB II INC.

By:	/s/ Hassan Baqar
Name:	Hassan Baqar
Title:	Chief Executive Officer

COMPANY:

BOXABL INC.

By:	/s/ Galiano Tiramani
Name:	Galiano Tiramani
Title:	co-Chief Executive Officer

Signature page to
Second Amendment to Agreement and Plan of Merger